Exhibit 99.1

At West Corporation:

David Pleiss

(402) 963-1500

dmpleiss@west.com

West Corporation to Acquire HyperCube

OMAHA, NE, November 29, 2011 – West Corporation, a leading provider of technology-driven, voice and data solutions, today announced that it has entered into an agreement to acquire HyperCube LLC.

HyperCube was founded in 2005 and has become a premier provider of switching services to telecommunications carriers throughout the United States. HyperCube exchanges or interconnects communications traffic to all carriers, including wireless, wire-line, cable telephony and Voice over Internet Protocol (VoIP) companies.

West continues to further position itself as a leading provider of mission-critical voice, data and video communications services and applications. HyperCube’s network and technology should provide enhanced service offerings around IP interconnections, mobility and unified communications. The combination of West and HyperCube is expected to better enable clients to develop and deliver mobility and next generation IP-based solutions. These solutions include hosted telephony and network services, device-to-device applications and secure private voice and data network solutions.

The acquisition is expected to close prior to the end of the first quarter of 2012 after satisfaction of certain closing conditions, including customary regulatory approvals. West expects this transaction to be accretive to its leverage ratio. After close, HyperCube plans to continue to offer its full portfolio of services to its existing clients and continue to build relationships with other providers.

About West Corporation

West Corporation is a leading provider of technology-driven voice and data solutions. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the occurrence of any effect, event, development or change that could give rise to the termination of the purchase agreement; receipt of regulatory approvals without unexpected delays or conditions; the outcome of any legal proceedings that may be instituted against West and others following announcement of entering into the purchase agreement; the inability to complete the acquisition due to the failure to satisfy other conditions to completion of the acquisition; competition in West’s and HyperCube’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; extensive regulation affecting many of West’s and HyperCube’s businesses; security and privacy breaches of the systems West uses to protect personal data; the cost of defending West against intellectual property infringement claims; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; increases in the cost of voice and data services or significant interruptions in these services; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions including the acquisition of HyperCube; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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